Exhibit 99.2

DJO Finance LLC

Unaudited Segment Information

(In thousands)

In the first quarter of 2009, we changed how we report financial information to the Chief Operating Decision Maker as defined by Financial Accounting Standards Statement No. 131, Disclosures about Segments of an Enterprise and Related Information.  Prior to 2009, we included the international components of the Surgical non- U.S., Chattanooga, and Empi businesses in either the Surgical or Domestic Rehabilitation segments, as their operations were managed domestically.  During the fourth quarter of 2008, we effected an operational reorganization which resulted in the non-U.S. components of all of our businesses being managed abroad.  As a result, the quarterly financial data for 2008 has been restated to this new segmentation.  Our restated segments are as follows:

	Three Months Ended				Year Ended
	March 29, 2008	June 29, 2008	September 27, 2008	December 31, 2008	December 31, 2008
Net sales:
Domestic Rehabilitation Segment	$157,387	$164,338	$170,643	$173,916	$666,284
International Segment	66,144	70,165	58,485	57,519	252,313
Domestic Surgical Implant Segment	16,197	15,298	14,509	15,593	61,597
Consolidated net sales	$239,728	$249,801	$243,637	$247,028	$980,194

Gross profit:
Domestic Rehabilitation Segment	$97,820	$102,186	$103,227	$108,329	$411,562
International Segment	38,197	43,860	35,669	34,175	151,901
Domestic Surgical Implant Segment	13,474	12,502	11,888	12,605	50,469
Expenses not allocated to segments/Eliminations	(4,847)	(578)	(115)	(2,278)	(7,818)
Consolidated gross profit	$144,644	$157,970	$150,669	$152,831	$606,114

Operating income:
Domestic Rehabilitation Segment	$31,671	$33,684	$37,396	$37,290	$140,041
International Segment	13,427	18,137	12,239	11,492	55,295
Domestic Surgical Implant Segment	3,119	3,097	2,767	3,832	12,815
Expenses not allocated to segments/Eliminations	(39,977)	(39,855)	(33,050)	(60,443)	(173,325)
Consolidated operating income (loss)	$8,240	$15,063	$19,352	$(7,829)	$34,826

A description of the operations included within each segment is as follows:

Domestic Rehabilitation Segment

Our Domestic Rehabilitation Segment, which generates its revenues in the United States, is divided into five main businesses:

•                  Bracing and Supports.  Our Bracing and Supports business unit offers our DonJoy, ProCare and Aircast products, including rigid knee bracing, orthopedic soft goods, cold therapy products, and vascular systems.  This business unit also includes our OfficeCare business, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients.

•                  Empi.  Our Empi business unit offers products in the category of home electrotherapy, iontophoresis, and home traction. This business also includes our Rehab Med + Equipment business (“RME”), which sells a wide range of proprietary and third party rehabilitation products to physical therapists and chiropractors through a printed catalog and an on-line e-commerce site.

•                  Regeneration.  Our Regeneration business unit consists of our bone growth stimulation products.  These products are sold through a combination of certain DonJoy sales representatives and additional independent and employed sales representatives dedicated to selling these products either directly to patients or independent distributors.  We arrange billing to these third party payors or patients for products directly sold to the patients.

•                  Chattanooga.  Our Chattanooga business unit offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (“CPM”) devices and dry heat therapy.

•                  Athlete Direct.  Our Athlete Direct business unit offers our Compex electrostimulation device to consumers, primarily athletes and people interested in improving their fitness to the competitive athlete, to assist athletic training programs through muscle development and to accelerate muscle recovery after training sessions.

International Segment

Our International Segment, which generates most of its revenues in Europe sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

Domestic Surgical Implant Segment

Our Domestic Surgical Implant Segment develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market in the United States.